Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FIRST QUARTER NET INCOME OF $35.2 MILLION
Record Quarterly Earnings Led by Strong Fundamentals

Rockland, Massachusetts (April 18, 2019) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2019 first quarter net income of $35.2 million, or $1.25 per diluted share, compared to net income of $29.9 million, or $1.07 per diluted share, reported in the fourth quarter of 2018. Excluding merger and acquisition expenses incurred in both quarters, operating net income was $36.7 million, or $1.30 per diluted share during the first quarter of 2019 compared to $35.9 million, or $1.29 per diluted share during the prior quarter.

“Rockland Trust started 2019 with a strong first quarter, driven by loan growth and a rising net interest margin,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “We closed the Blue Hills Bank acquisition and welcomed many new colleagues to Rockland Trust on the first day of the second quarter, and are focused on completing the customer and branch conversion over the weekend of June 8, 2019. Rockland Trust is able to consistently succeed at both organic growth and the seamless integration of other banks due to the hard work of my deeply committed and extremely talented colleagues.”

BALANCE SHEET

Total assets of $9.0 billion at March 31, 2019 increased by $145.9 million, or 1.6% from the prior quarter, and by $907.0 million, or 11.2%, as compared to the year ago period, inclusive of the 2018 fourth quarter acquisition of MNB Bancorp, parent of the Milford National Bank and Trust Company ("MNB").

Total loans rose by $70.7 million, or 1.0% (4.2% annualized) over the prior quarter. This increase was led by strong growth of $57.0 million, or 21.1% on an annualized basis, in commercial and industrial loans, especially in corporate and asset-based lending, whereas commercial construction and commercial real estate balances remained relatively flat on a combined basis. Residential real estate also increased $11.9 million, or 5.2% on an annualized basis, driven primarily by jumbo loan production. Inclusive of the MNB acquisition, total loans increased by $614.8 million, or 9.7% when compared to the year ago period.

Total deposits experienced modest seasonal growth, increasing by $36.5 million, or 0.5% (2.0% annualized) from the prior quarter. Strong growth in money market deposits was offset by declines in demand deposit balances, which included outflows of funds into the Company's investment management group portfolio as well as a $39.0 million decrease attributable to its more volatile section 1031 tax-free exchange business. The total cost of deposits increased by five basis points in the first quarter to 0.39%. Inclusive of the acquired MNB deposits, total deposits increased by $712.1 million, or 10.6%, when compared to the year ago period. A portion of the increase from the year ago period is also attributable to the discontinuance and transition of $141.2 million in customer repurchase agreements, which were previously classified as borrowings.

The securities portfolio increased by $7.9 million, or 0.7%, compared to the prior quarter, due to the purchases of $30.5 million, offset by paydowns on existing securities.

The Company's total borrowings increased by a net $49.3 million, or 19.1%, compared to the prior quarter. The increase was attributable to funding needs for the cash portion of the April 1, 2019 Blue Hills Bancorp, Inc. ("BHB") acquisition, and included a $125.0 million credit facility comprised of a $50.0 million line of credit and a $75.0 million term loan.  In addition, during the first quarter, the Company issued $50.0 million of subordinated debt in anticipation of paying down existing subordinated debt that is scheduled to lose its regulatory capital treatment, along with other borrowings. Partially offsetting these increases was a decrease in Federal Home Loan Bank overnight borrowings of $122.1 million.

Stockholders' equity at March 31, 2019 rose to $1.1 billion, an increase of 2.9% from December 31, 2018, driven by continued strong earnings retention, as well as an increase in accumulated other comprehensive income. Stockholders' equity increased by 15.5% when compared to the year ago period, due primarily to the issuance of common stock associated with the MNB acquisition. Book value per share increased $1.03, or 2.7%, during the first quarter. The Company's ratio of common equity to assets of 12.28% increased by 15 basis points from the prior quarter and by 46 basis points from the same period a year ago. The Company's tangible book value per share rose by $1.07, or 3.7%, to $29.64 from the prior quarter and is now 13.9% higher than the year ago period, inclusive of the added goodwill from the MNB acquisition. The Company's ratio of tangible common equity to tangible assets of 9.56% at March 31, 2019 is 21 basis points higher than the prior quarter and 44 basis points above the year ago period.

NET INTEREST INCOME

Net interest income for the first quarter increased 2.8% to $82.5 million compared to $80.3 million in the prior quarter, due to solid average earning asset growth, including a full quarter of the MNB acquired assets, and a higher net interest margin. The net interest margin rose to 4.14%, compared to 4.05% in the prior quarter, as the Company continues to benefit from its asset sensitive position as rising yields on earning assets continued to outpace higher funding costs.

NONINTEREST INCOME

Noninterest income of $21.5 million in the first quarter of 2019 was $2.0 million, or 8.3%, lower than the prior quarter. Significant changes in noninterest income in the first quarter compared to the prior quarter included the following:

•	Deposit account and interchange and ATM fees decreased by $792,000, or 8.2%, due to seasonal decreases in overdraft fees and debit card usage.

•
Investment management income increased by $121,000, or 1.8%, due primarily to the increase in assets under administration, partially offset by reduced retail commissions. Assets under administration at March 31, 2019 rose by 10.4% over the prior quarter to $4.0 billion.

•	Mortgage banking income decreased by $135,000, or 14.3%, due to a seasonal decrease in volume.

•	Loan level derivative income decreased by $185,000, or 22.4%, as a result of decreased customer demand in the quarter.

•
Other noninterest income decreased $808,000, or 19.0%. The prior quarter included a gain of $1.1 million on the sale of a previously closed branch facility, with no such gains in the first quarter of 2019. There were also decreases in merchant processing income and capital gain distributions received on equity securities. Partly offsetting these factors were gains of $907,000 on equity securities in the first quarter of 2019 compared to none in the prior quarter.

NONINTEREST EXPENSE

Noninterest expense of $56.3 million in the first quarter of 2019 was $8.1 million, or 12.5%, lower than the prior quarter. Significant changes in noninterest expense in the first quarter compared to the prior quarter included the following:

•
Salaries and employee benefits expense increased by $1.3 million, or 4.0%, due primarily to seasonal increases in payroll taxes, medical plan insurance, and certain pension expenses, combined with the impact of a full quarter of expenses associated with the MNB acquisition. These were offset by decreases in incentive compensation and retirement expenses.

•	Occupancy and equipment expense increased by $247,000, or 3.6%, mainly due to an increase in snow removal expense, partially offset by a decrease in landscaping costs.

•
Merger and acquisition costs decreased to $1.0 million for the first quarter, which included $719,000 attributable to the BHB acquisition and the remainder associated with the MNB acquisition. The majority of these costs include legal, professional fees, and integration costs. The prior quarter expense of $8.0 million was primarily related to the MNB acquisition.

•
Other noninterest expense decreased by $2.7 million, or 17.0%, due to a $1.1 million loss on equity securities that took place in the fourth quarter of 2018, as well as decreases in loan workout costs, consultant fees and directors fees.

The Company generated a return on average assets and a return on average common equity of 1.62% and 13.10%, respectively, in the first quarter of 2019, as compared to 1.38% and 11.49%, respectively, for the prior quarter. On an operating basis, the Company generated a return on average assets and return on average equity of 1.69% and 13.65%, respectively, during the first quarter of 2019, as compared to 1.66% and 13.78%, respectively, for the prior quarter.

The Company’s effective tax rate increased to 24.6% for the first quarter as compared to 21.6% in the prior quarter which was primarily attributable to reduced New Markets Tax Credits benefits in 2019. Both quarters' tax rates were impacted by various discrete items such as the impact of excess tax benefits associated with stock compensation transactions and return to provision adjustments.
ASSET QUALITY

During the first quarter of 2019, the Company recorded total net charge-offs of $153,000, or 0.01% of average loans on an annualized basis, consistent with the prior quarter. The provision for loan losses was $1.0 million for the first quarter of 2019 compared to $1.2 million in the fourth quarter of 2018, both of which were primarily attributable to loan growth. Nonperforming loans declined to $43.3 million, or 0.62% of loans at March 31, 2019 compared to prior quarter balances of $45.4 million, or 0.66% of loans. There were no balances in the other real estate owned category as of both March 31, 2019 and December 31, 2018. Total nonperforming assets at March 31, 2019 declined 4.6% when compared to the prior period, and declined 9.9% as compared to the year ago period, which included other real estate owned of $358,000. At March 31, 2019, delinquency as a percentage of loans was 0.25%, representing a decrease of 42 basis points from the prior quarter, driven by the restructuring of loans associated with a large commercial loan customer.

The allowance for loan losses was $65.1 million at March 31, 2019, as compared to $64.3 million at December 31, 2018. The Company’s allowance for loan losses as a percentage of loans was 0.93% at both March 31, 2019 and December 31, 2018.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, and Mark Ruggiero, Chief Financial Officer, will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Time on Monday, April 22, 2019. Internet access to the call is available on the Company’s website at www.rocklandtrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10129763 and will be available through May 6, 2019. Additionally, a webcast replay will be available until April 22, 2020.

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp. is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Named in 2018 to The Boston Globe’s “Top Places to Work” list for the 10th consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. The Company is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area;

•	adverse changes or volatility in the local real estate market;

•	adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;

•	acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;

•	inability to raise capital on terms that are favorable;

•	additional regulatory oversight and additional costs associated with the Company's increase in assets to over $10 billion;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	unexpected increased competition in the Company’s market area;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt;

•	inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;

•	electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

•	the inability to realize expected synergies from merger transactions in the amounts or in the timeframes anticipated;

•	inability to retain customers and employees, including those acquired in the MNB Bancorp and Blue Hills Bancorp, Inc. acquisitions;

•
the effect of laws and regulations regarding the financial services industry including, but not limited to, the Dodd-Frank Wall Street Reform and the Consumer Protection Act and regulatory uncertainty surrounding these laws and regulations;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;

•
changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	cyber security attacks or intrusions that could adversely impact our businesses; and

•	other unexpected material adverse changes in our operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average equity, tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, and other items, if applicable.  The Company’s management uses operating earnings and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity ratio because management believes that investors may find it useful to have access to the same analytical tool used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, operating return on average assets, operating return on average equity, tangible book value per share and the tangible common equity ratio are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer
(781) 982-6281

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	March 31 2019	December 31 2018	March 31 2018	Mar 2019 vs.	Mar 2019 vs.
				Dec 2018	Mar 2018
Assets
Cash and due from banks	$106,748	$127,503	$102,623	(16.28)%	4.02%
Interest-earning deposits with banks	185,526	122,952	62,925	50.89%	194.84%
Securities
Trading	1,837	1,504	1,601	22.14%	14.74%
Equities	20,357	19,477	20,075	4.52%	1.40%
Available for sale	437,689	442,752	445,750	(1.14)%	(1.81)%
Held to maturity	623,243	611,490	528,861	1.92%	17.85%
Total securities	1,083,126	1,075,223	996,287	0.74%	8.72%
Loans held for sale (at fair value)	5,586	6,431	3,937	(13.14)%	41.88%
Loans
Commercial and industrial	1,150,632	1,093,629	903,214	5.21%	27.39%
Commercial real estate	3,254,085	3,251,248	3,102,271	0.09%	4.89%
Commercial construction	373,517	365,165	400,934	2.29%	(6.84)%
Small business	166,410	164,676	133,666	1.05%	24.50%
Total commercial	4,944,644	4,874,718	4,540,085	1.43%	8.91%
Residential real estate	935,238	923,294	761,331	1.29%	22.84%
Home equity - first position	642,451	654,083	617,164	(1.78)%	4.10%
Home equity - subordinate positions	438,290	438,001	434,288	0.07%	0.92%
Total consumer real estate	2,015,979	2,015,378	1,812,783	0.03%	11.21%
Other consumer	16,249	16,098	9,188	0.94%	76.85%
Total loans	6,976,872	6,906,194	6,362,056	1.02%	9.66%
Less: allowance for loan losses	(65,140)	(64,293)	(60,862)	1.32%	7.03%
Net loans	6,911,732	6,841,901	6,301,194	1.02%	9.69%
Federal Home Loan Bank stock	7,667	15,683	13,027	(51.11)%	(41.15)%
Bank premises and equipment, net	98,843	97,581	95,214	1.29%	3.81%
Goodwill	256,105	256,105	231,806	—%	10.48%
Other intangible assets	14,339	15,250	8,462	(5.97)%	69.45%
Cash surrender value of life insurance policies	161,521	160,456	152,568	0.66%	5.87%
Other real estate owned and other foreclosed assets	—	—	358	n/a	(100.00)%
Other assets	166,264	132,507	122,009	25.48%	36.27%
Total assets	$8,997,457	$8,851,592	$8,090,410	1.65%	11.21%
Liabilities and Stockholders' Equity
Deposits
Demand deposits	$2,329,566	$2,450,907	$2,167,361	(4.95)%	7.48%
Savings and interest checking accounts	2,914,367	2,865,349	2,606,257	1.71%	11.82%
Money market	1,496,118	1,399,761	1,323,138	6.88%	13.07%
Time certificates of deposit	723,551	711,103	654,755	1.75%	10.51%
Total deposits	7,463,602	7,427,120	6,751,511	0.49%	10.55%
Borrowings
Federal Home Loan Bank borrowings	25,752	147,806	53,257	(82.58)%	(51.65)%
Customer repurchase agreements	—	—	137,914	n/a	(100.00)%
Line of credit, net	49,993	—	—	100.00%	100.00%
Long-term borrowings, net	74,914	—	—	100.00%	100.00%
Junior subordinated debentures, net	73,082	76,173	73,075	(4.06)%	0.01%
Subordinated debentures, net	84,299	34,728	34,693	142.74%	142.99%
Total borrowings	308,040	258,707	298,939	19.07%	3.04%

Total deposits and borrowings	7,771,642	7,685,827	7,050,450	1.12%	10.23%
Other liabilities	121,277	92,275	83,901	31.43%	44.55%
Total liabilities	7,892,919	7,778,102	7,134,351	1.48%	10.63%
Stockholders' equity
Common stock	280	279	273	0.36%	2.56%
Additional paid in capital	527,795	527,648	479,715	0.03%	10.02%
Retained earnings	569,582	546,736	484,266	4.18%	17.62%
Accumulated other comprehensive income (loss), net of tax	6,881	(1,173)	(8,195)	(686.62)%	(183.97)%
Total stockholders' equity	1,104,538	1,073,490	956,059	2.89%	15.53%
Total liabilities and stockholders' equity	$8,997,457	$8,851,592	$8,090,410	1.65%	11.21%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	March 31 2019	December 31 2018	March 31 2018	Mar 2019 vs.	Mar 2019 vs.
				Dec 2018	Mar 2018
Interest income
Interest on federal funds sold and short-term investments	$426	$908	$311	(53.08)%	36.98%
Interest and dividends on securities	7,478	7,146	6,235	4.65%	19.94%
Interest and fees on loans	83,608	79,807	67,184	4.76%	24.45%
Interest on loans held for sale	31	49	19	(36.73)%	63.16%
Total interest income	91,543	87,910	73,749	4.13%	24.13%
Interest expense
Interest on deposits	7,028	6,222	3,935	12.95%	78.60%
Interest on borrowings	1,990	1,396	1,343	42.55%	48.18%
Total interest expense	9,018	7,618	5,278	18.38%	70.86%
Net interest income	82,525	80,292	68,471	2.78%	20.53%
Provision for loan losses	1,000	1,200	500	(16.67)%	100.00%
Net interest income after provision for loan losses	81,525	79,092	67,971	3.08%	19.94%
Noninterest income
Deposit account fees	4,406	4,687	4,431	(6.00)%	(0.56)%
Interchange and ATM fees	4,516	5,027	4,173	(10.17)%	8.22%
Investment management	6,748	6,627	6,142	1.83%	9.87%
Mortgage banking income	806	941	870	(14.35)%	(7.36)%
Increase in cash surrender value of life insurance policies	972	1,131	947	(14.06)%	2.64%
Loan level derivative income	641	826	447	(22.40)%	43.40%
Other noninterest income	3,444	4,252	2,853	(19.00)%	20.72%
Total noninterest income	21,533	23,491	19,863	(8.34)%	8.41%
Noninterest expenses
Salaries and employee benefits	33,117	31,845	31,100	3.99%	6.49%
Occupancy and equipment expenses	7,130	6,883	7,408	3.59%	(3.75)%
Data processing and facilities management	1,326	1,288	1,286	2.95%	3.11%
FDIC assessment	616	560	798	10.00%	(22.81)%
Merger and acquisition expense	1,032	8,046	—	(87.17)%	100.00%
Other noninterest expenses	13,090	15,769	12,859	(16.99)%	1.80%
Total noninterest expenses	56,311	64,391	53,451	(12.55)%	5.35%
Income before income taxes	46,747	38,192	34,383	22.40%	35.96%
Provision for income taxes	11,522	8,258	6,828	39.53%	68.75%
Net Income	$35,225	$29,934	$27,555	17.68%	27.84%

Weighted average common shares (basic)	28,106,184	27,815,437	27,486,573

Common share equivalents	54,466	58,576	67,381
Weighted average common shares (diluted)	28,160,650	27,874,013	27,553,954

Basic earnings per share	$1.25	$1.08	$1.00	15.74%	25.00%
Diluted earnings per share	$1.25	$1.07	$1.00	16.82%	25.00%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$35,225	$29,934	$27,555
Noninterest expense components
Add - merger and acquisition expenses	1,032	8,046	—
Noncore items, gross	1,032	8,046	—
Less - net tax benefit associated with noncore items (1)	(198)	(2,089)	—
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	650	—	—
Total tax impact	452	(2,089)	—
Noncore items, net of tax	1,484	5,957	—
Operating net income	$36,709	$35,891	$27,555	2.28%	33.22%

Diluted earnings per share, on an operating basis	$1.30	$1.29	$1.00	0.78%	30.00%
(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	4.14%	4.05%	3.77%
Return on average assets GAAP (calculated by dividing net income by average assets)	1.62%	1.38%	1.39%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	1.69%	1.66%	1.39%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	13.10%	11.49%	11.73%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	13.65%	13.78%	11.73%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	March 31 2019	December 31 2018	March 31 2018
Nonperforming loans
Commercial & industrial loans	$25,879	$26,310	$30,751
Commercial real estate loans	1,539	3,326	2,997
Small business loans	180	235	412
Residential real estate loans	8,517	8,251	7,646
Home equity	7,202	7,278	5,858
Other consumer	14	18	49
Total nonperforming loans	43,331	45,418	47,713
Other real estate owned	—	—	358
Total nonperforming assets	$43,331	$45,418	$48,071

Nonperforming loans/gross loans	0.62%	0.66%	0.75%
Nonperforming assets/total assets	0.48%	0.51%	0.59%
Allowance for loan losses/nonperforming loans	150.33%	141.56%	127.56%
Allowance for loan losses/total loans	0.93%	0.93%	0.96%
Delinquent loans/total loans	0.25%	0.67%	0.79%

	Nonperforming Assets Reconciliation for the Three Months Ended
	March 31 2019	December 31 2018	March 31 2018

Nonperforming assets beginning balance	$45,418	$45,584	$50,250
New to nonperforming	1,857	5,759	2,001
Loans charged-off	(559)	(588)	(594)
Loans paid-off	(3,171)	(4,453)	(2,692)
Loans restored to performing status	(232)	(630)	(690)
Valuation write down	—	(120)	—
Sale of other real estate owned	—	(70)	(254)
Other	18	(64)	50
Nonperforming assets ending balance	$43,331	$45,418	$48,071

	Net Charge-Offs (Recoveries)
	Three Months Ended
	March 31 2019	December 31 2018	March 31 2018
Net charge-offs (recoveries)
Commercial and industrial loans	$(124)	$(3)	$121
Commercial real estate loans	(33)	(121)	(20)
Small business loans	118	118	15
Residential real estate loans	(1)	—	37
Home equity	47	4	45
Other consumer	146	144	83
Total net charge-offs	$153	$142	$281

Net charge-offs to average loans (annualized)	0.01%	0.01%	0.02%

	Troubled Debt Restructurings At
	March 31 2019	December 31 2018	March 31 2018
Troubled debt restructurings on accrual status	$23,053	$23,849	$25,617
Troubled debt restructurings on nonaccrual status	28,908	29,348	5,637
Total troubled debt restructurings	$51,961	$53,197	$31,254

BALANCE SHEET AND CAPITAL RATIOS
	March 31 2019	December 31 2018	March 31 2018
Gross loans/total deposits	93.48%	92.99%	94.23%
Common equity tier 1 capital ratio (1)	12.12%	11.92%	11.47%
Tier one leverage capital ratio (1)	10.64%	10.69%	10.32%
Common equity to assets ratio GAAP	12.28%	12.13%	11.82%
Tangible common equity to tangible assets ratio (2)	9.56%	9.35%	9.12%
Book value per share GAAP	$39.26	$38.23	$34.75
Tangible book value per share (2)	$29.64	$28.57	$26.02
(1) Estimated number for March 31, 2019.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$68,994	$426	2.50%	$158,376	$908	2.27%	$81,934	$311	1.54%
Securities
Securities - trading	1,616	—	—%	1,554	—	—%	1,433	—	—%
Securities - taxable investments	1,084,747	7,465	2.79%	1,031,969	7,132	2.74%	967,221	6,219	2.61%
Securities - nontaxable investments (1)	1,738	17	3.97%	1,939	18	3.68%	2,262	20	3.59%
Total securities	$1,088,101	$7,482	2.79%	$1,035,462	$7,150	2.74%	$970,916	$6,239	2.61%
Loans held for sale	3,445	31	3.65%	5,708	49	3.41%	2,753	19	2.80%
Loans
Commercial and industrial (1)	1,113,819	14,440	5.26%	1,033,345	13,087	5.02%	879,336	9,615	4.43%
Commercial real estate (1)	3,240,346	39,230	4.91%	3,168,962	38,533	4.82%	3,107,437	33,289	4.34%
Commercial construction	386,736	5,617	5.89%	373,042	5,116	5.44%	397,720	4,671	4.76%
Small business	165,374	2,484	6.09%	152,722	2,309	6.00%	132,125	1,862	5.72%
Total commercial	4,906,275	61,771	5.11%	4,728,071	59,045	4.95%	4,516,618	49,437	4.44%
Residential real estate	926,945	9,547	4.18%	860,234	8,647	3.99%	755,996	7,501	4.02%
Home equity	1,086,620	12,175	4.54%	1,085,421	12,013	4.39%	1,051,022	10,205	3.94%
Total consumer real estate	2,013,565	21,722	4.38%	1,945,655	20,660	4.21%	1,807,018	17,706	3.97%
Other consumer	16,087	313	7.89%	14,415	283	7.79%	10,659	214	8.14%
Total loans	$6,935,927	$83,806	4.90%	$6,688,141	$79,988	4.74%	$6,334,295	$67,357	4.31%
Total interest-earning assets	$8,096,467	$91,745	4.60%	$7,887,687	$88,095	4.43%	$7,389,898	$73,926	4.06%
Cash and due from banks	105,194			110,643			97,605
Federal Home Loan Bank stock	11,697			13,274			13,016
Other assets	617,259			573,854			545,516
Total assets	$8,830,617			$8,585,458			$8,046,035
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$2,891,613	$1,954	0.27%	$2,737,399	$1,763	0.26%	$2,563,186	$1,093	0.17%
Money market	1,464,151	2,719	0.75%	1,398,175	2,378	0.67%	1,338,265	1,364	0.41%
Time deposits	717,081	2,355	1.33%	685,440	2,081	1.20%	646,529	1,478	0.93%
Total interest-bearing deposits	$5,072,845	$7,028	0.56%	$4,821,014	$6,222	0.51%	$4,547,980	$3,935	0.35%
Borrowings
Federal Home Loan Bank borrowings	112,898	710	2.55%	53,631	280	2.07%	73,040	260	1.44%
Customer repurchase agreements	—	—	—%	72,668	43	0.23%	155,768	66	0.17%
Line of Credit	2,221	21	3.83%	—	—	—%	—	—	—%
Long-term borrowings	3,331	32	3.90%	—	—	—%	—	—	—%
Junior subordinated debentures	73,287	684	3.79%	74,592	646	3.44%	73,074	590	3.27%
Subordinated debentures	44,678	543	4.93%	34,723	427	4.88%	34,687	427	4.99%
Total borrowings	$236,415	$1,990	3.41%	$235,614	$1,396	2.35%	$336,569	$1,343	1.62%
Total interest-bearing liabilities	$5,309,260	$9,018	0.69%	$5,056,628	$7,618	0.60%	$4,884,549	$5,278	0.44%
Demand deposits	2,317,209			2,399,488			2,129,517
Other liabilities	113,688			95,670			79,125
Total liabilities	$7,740,157			$7,551,786			$7,093,191

Stockholders' equity	1,090,460			1,033,673			952,844
Total liabilities and stockholders' equity	$8,830,617			$8,585,459			$8,046,035

Net interest income		$82,727			$80,477			$68,648

Interest rate spread (2)			3.91%			3.83%			3.62%

Net interest margin (3)			4.14%			4.05%			3.77%

Supplemental Information
Total deposits, including demand deposits	$7,390,054	$7,028		$7,220,502	$6,222		$6,677,497	$3,935
Cost of total deposits			0.39%			0.34%			0.24%
Total funding liabilities, including demand deposits	$7,626,469	$9,018		$7,456,116	$7,618		$7,014,066	$5,278
Cost of total funding liabilities			0.48%			0.41%			0.31%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $202,000, $185,000, and $177,000 for the three months ended March 31, 2019, December 31, 2018, and March 31, 2018, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Organic Loan and Deposit Growth
(Unaudited, dollars in thousands)
	Year-over-Year
	March 31 2019	March 31 2018	MNB Balances Acquired	Organic Growth/(Decline)	Organic Growth/(Decline) %
Loans
Commercial and industrial	$1,150,632	$903,214	$44,929	$202,489	22.42%
Commercial real estate	3,254,085	3,102,271	112,922	38,892	1.25%
Commercial construction	373,517	400,934	16,497	(43,914)	(10.95)%
Small business	166,410	133,666	12,589	20,155	15.08%
Total commercial	4,944,644	4,540,085	186,937	217,622	4.79%
Residential real estate	935,238	761,331	95,705	78,202	10.27%
Home equity	1,080,741	1,051,452	7,692	21,597	2.05%
Total consumer real estate	2,015,979	1,812,783	103,397	99,799	5.51%
Total other consumer	16,249	9,188	3,164	3,897	42.41%
Total loans	$6,976,872	$6,362,056	$293,498	$321,318	5.05%

Deposits
Demand deposits	$2,329,566	$2,167,361	$77,786	$84,419	3.90%
Savings and interest checking accounts	2,914,367	2,606,257	58,441	249,669	9.58%
Money market	1,496,118	1,323,138	73,645	99,335	7.51%
Time certificates of deposit	723,551	654,755	68,332	464	0.07%
Total deposits	$7,463,602	$6,751,511	$278,204	$433,887	6.43%

Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

APPENDIX A

(Unaudited, dollars in thousands, except per share data)

The following table summarizes the calculation of the Company's tangible common equity ratio and tangible book value per share at the dates indicated:

	March 31 2019	December 31 2018	March 31 2018
Tangible common equity
Stockholders' equity (GAAP)	$1,104,538	$1,073,490	$956,059	(a)
Less: Goodwill and other intangibles	270,444	271,355	240,268
Tangible common equity	$834,094	$802,135	$715,791	(b)
Tangible assets
Assets (GAAP)	$8,997,457	$8,851,592	$8,090,410	(c)
Less: Goodwill and other intangibles	270,444	271,355	240,268
Tangible assets	$8,727,013	$8,580,237	$7,850,142	(d)

Common Shares	28,137,504	28,080,408	27,512,328	(e)

Common equity to assets ratio (GAAP)	12.28%	12.13%	11.82%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.56%	9.35%	9.12%	(b/d)
Book value per share (GAAP)	$39.26	$38.23	$34.75	(a/e)
Tangible book value per share (Non-GAAP)	$29.64	$28.57	$26.02	(b/e)

APPENDIX B

(Unaudited, dollars in thousands)

The following table summarizes the impact of noncore items on of the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended
	March 31 2019	December 31 2018	March 31 2018
Net interest income (GAAP)	$82,525	$80,292	$68,471	(a)

Noninterest income (GAAP)	$21,533	$23,491	$19,863	(b)
Noninterest income on an operating basis (Non-GAAP)	$21,533	$23,491	$19,863	(c)

Noninterest expense (GAAP)	$56,311	$64,391	$53,451	(d)
Less:
Merger and acquisition expense	1,032	8,046	—
Noninterest expense on an operating basis (Non-GAAP)	$55,279	$56,345	$53,451	(e)

Total revenue (GAAP)	$104,058	$103,783	$88,334	(a+b)
Total operating revenue (Non-GAAP)	$104,058	$103,783	$88,334	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	20.69%	22.63%	22.49%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	20.69%	22.63%	22.49%	(c/(a+c))
Efficiency ratio (GAAP based)	54.12%	62.04%	60.51%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	53.12%	54.29%	60.51%	(e/(a+c))